UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Magellan Health Services, Inc.
(Name of Registrant as Specified In Its Charter)

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Supplemental Information Regarding Jonathan Rubin Employment Status and Amendment to Employment Agreement

Magellan Health Services, Inc. (the “Company”) announced on April 29, 2014 that it will be moving its corporate headquarters to Scottsdale, Arizona. In connection with this change, the Company has determined that the position of Chief Financial Officer should be based in Arizona, and Jonathan N. Rubin, Chief Financial Officer, has decided that he will not be moving to Arizona.  As a result, the Company and Mr. Rubin agreed on April 28, 2014 to an amendment to his employment agreement (the Amendment”) pursuant to which he will leave the Company. Mr. Rubin will remain employed with the Company for up to one year to assist in the transition to a Scottsdale, Arizona based Chief Financial Officer.  Pursuant to the Amendment, Mr. Rubin’s employment will be terminated without cause and containing other terms as generally follows:

1.              Mr. Rubin will remain employed with the Company at his current base compensation and benefits for up to one year to assist with the transition to the new Chief Financial Officer.

2.              He will receive a bonus equal to his target bonus for 2014 payable upon the termination of his employment.

3.              He will also receive a pro-rata target bonus payment for the period, if any, during which he is employed in 2015, payable upon the termination of his employment.

4.              His issued and outstanding stock options and restricted stock units (“RSUs”) that would have vested in March 2015 shall be eligible to vest without reference to any continuing employment requirement upon the earlier of termination of his employment or when such stock options would have vested in March 2015, provided that RSUs eligible to vest in 2015 will remain subject to the Company meeting the earnings per share and return on equity performance requirements as provided in such RSU grants, and shall vest only if such performance requirements are met either in the year required or in any permitted subsequent year as specified in the applicable RSU grant documents. In the event of a change in control of the Company (as defined in Mr. Rubin’s employment agreement-hereinafter a “Change in Control”) prior to the vesting of such stock options and RSUs that would have been eligible to vest in March 2015, such stock options and RSUs shall vest. Also, in the event that the Company enters into a Change in Control transaction during Mr. Rubin’s remaining employment, and any agreement regarding such transaction provides for the vesting of unvested stock options and RSUs of other employees of the Company, all of Mr. Rubin’s outstanding stock options and RSUs at the time such Change of Control agreement is signed shall vest upon the completion of any such transaction.

5.              Mr. Rubin will receive a discretionary Supplemental Accumulation Plan contribution of 11% in March 2015.

6.              The covenants contained in Mr. Rubin’s Employment Agreement regarding confidentiality, non-competition, non-solicitation and non-solicitation of employees shall

l extend until the later of 12 months from the date of termination of his employment or December 31, 2015.

7.              Mr. Rubin will be entitled to severance and other payments upon a termination of employment without cause as provided in his Employment Agreement, except as amended by the Amendment.